Exhibit 5.1

Reference: 96420/1

October 16, 2009

Silvercorp Metals Inc.

Suite 1378 - 200 Granville Street

Vancouver, British Columbia V6C 1S4

Canada

Re:

Shares to be Issued Under the Silvercorp Metals Inc. Stock Option Plan (2002), as amended

Dear Sirs/Mesdames:

We have acted as Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Commission”) on or about October 16, 2009 (the “Registration Statement") under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 16,158,700 common shares (“Common Shares”) of Silvercorp Metals Inc., a British Columbia corporation (the “Corporation”), issuable upon the exercise of options (“Options”) granted pursuant to the Silvercorp Metals Inc. Stock Option Plan (2002), as amended (the “Plan”), in the manner set forth in the Registration Statement.

For the purposes of this opinion, we have considered such questions of law and have examined such other documents as we have considered necessary to give the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies.

We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of British Columbia and the Federal laws of Canada applicable therein.

Based upon and in reliance of the foregoing, we are of the opinion that the 16,158,700 Common Shares have been duly and properly allotted and reserved for issuance pursuant to the Plan and, upon issuance of those Common Shares following proper exercise of the Options under the Plan and payment of the exercise price in respect of such Options, those Common Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation.

We consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

The opinions expressed above are provided exclusively for the benefit of the Corporation and for use in connection with the filing of the Registration Statement. The opinions may not be used or relied on by any other person or for any other purpose without our prior written consent.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario